Exhibit 10.1

LOAN AGREEMENT

DATED AS OF DECEMBER 4, 2017

CHEMICAL BANK

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 Defined Terms	1
1.2 Accounting Terms	13
1.3 Uniform Commercial Code Terms	13
2. REVOLVING CREDIT	13
2.1 Revolving Credit	13
2.2 Accrual of Interest and Maturity	13
2.3 Requesting Advances	14
2.4 Disbursement of Loan Proceeds	15
2.5 Prepayment	15
2.6 Reduction of Indebtedness	15
2.7 Use of Proceeds	15
3. [Reserved].	15
4. [Reserved].	15
5. [Reserved].	15
6. CONDITIONS.	15
6.1 Corporate Authority	15
6.2 Execution of Loan Documents	16
6.3 Insurance	16
6.4 Compliance with Contractual Obligations	16
6.5 Opinion of Counsel	17
6.6 Lease Agreements	17
6.7 Payment of Fees	17
6.8 Payoff Letter	17
6.9 No Material Adverse Change	17
6.10 Closing Conditions	17
7. REPRESENTATIONS AND WARRANTIES.	17
7.1 Corporate Authority	17
7.2 Due Authorization; Non-Contravention; Binding Obligations	17
7.3 Good Title; Property; Leases; No Liens	18
7.4 No Litigation	18
7.5 Compliance with Laws	19
7.6 ERISA	19
7.7 Accuracy of Information	19
7.8 Taxes	19
7.9 Anti-Terrorism Laws	20
7.10 Subsidiaries	20
7.11 Environmental and Safety Matters	20

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7.12 No Investment Company or Margin Stock	20
7.13 Conditions Affecting Business or Properties	21
7.14 Solvency	21
7.15 Capitalization	21
7.16 Customer and Supplier Relationships	21
7.17 Employee Matters	21
8. AFFIRMATIVE COVENANTS.	22
8.1 Financial Statements; Certificate; Other Information	22
8.2 Payment of Obligations	23
8.3 Maintenance of Property; Insurance	23
8.4 Inspection of Property; Books and Records	24
8.5 Notices	24
8.6 Licenses; Permits	25
8.7 Conduct of Business	25
8.8 ERISA	25
8.9 Hedging Contracts	26
8.10 Change of Control	26
8.11 Further Assurances	26
8.12 Deposit Accounts	26
8.13 Environmental Compliance	26
8.14 Use of Proceeds	27
8.15 Additional Collateral	27
9. NEGATIVE COVENANTS.	27
9.1 Limitations on Debt	27
9.2 Limitations on Mergers; Sales of Assets	29
9.3 Limitation of Guarantee Obligations	29
9.4 Limitations on Acquisitions	30
9.5 Limitations on Liens	30
9.6 Restricted Payments	30
9.7 Transactions with Affiliates	31
9.8 Acquisition or Creation of new Subsidiaries or Affiliates	31
9.9 Limitations on Investments	31
9.10 Limitation on Other Restrictions	32
9.11 Prepayment of Debt	32
9.12 Amendment of Debt Documents	32
9.13 Amendment to Organizational Documents	32
9.14 Change in Business	33
9.15 Limitation on Sale – Leaseback Transactions	33
9.16 Fiscal Year and Accounting Principles	33
9.17 [Reserved].	33
9.18 Anti-Terrorism Laws	33
10. EVENTS OF DEFAULT.	33
10.1 Event of Default	33
10.2 Exercise of Remedies	36

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10.3 Application of Proceeds	36
10.4 Rights Cumulative	37
10.5 Set-Off	37
10.6 Waiver of Defaults	37
10.7 Waiver by Borrower of Certain Laws	37
11. MISCELLANEOUS.	38
11.1 Successors and Assigns	38
11.2 Attorney Fees and Expenses	38
11.3 Indulgence	38
11.4 Notices	38
11.5 Law of Michigan; Consent to Jurisdiction	39
11.6 Amendment and Waiver	40
11.7 Payments	40
11.8 Interest	41
11.9 Waiver of Consequential, Indirect, Special and Punitive Damages	41
11.10 WAIVER OF JURY TRIAL	41
11.11 Counterparts	42
11.12 Complete Agreement; Conflicts	42
11.13 Severability	42
11.14 Independence of Covenants	42
11.15 Reliance on and Survival of Various Provisions	42
11.16 Indemnification.	42
11.17 Patriot Act Notice	43

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EXHIBITS:

Exhibit A Form of Borrowing Base Certificate

Exhibit B Form of Revolving Credit Note

Exhibit C Form of Security Agreement

Exhibit D Form of Mortgage

SCHEDULES:

Schedule 6.1 Jurisdictions

Schedule 6.3(e) Names

Schedule 7.3(b) Real Property

Schedule 7.4 Litigation

Schedule 7.5 Compliance with Laws

Schedule 7.6 ERISA

Schedule 7.7/7.8 Audits

Schedule 7.10 Subsidiaries of Borrower

Schedule 7.11 Environmental

Schedule 7.15 Capitalization

Schedule 7.17 Union Contracts

Schedule 9.1(b) Debt

Schedule 9.3 Guarantees

Schedule 9.5(c) Liens

Schedule 9.7 Affiliate Transactions

Schedule 9.9(d) Investments

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LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”), dated December 4, 2017, between PERCEPTION, INC., a Michigan corporation (“Borrower”) and CHEMICAL BANK (“Bank”).

RECITALS

A.       Borrower desires to obtain a line of credit from Bank as provided in this Agreement.

B.       Bank is willing to extend such credit to Borrower on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Bank and Borrower agree as follows:

1.	DEFINITIONS

1.1              Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall have the meaning assigned to it in the Code on the date of this Agreement.

“Account Debtor” shall mean each Person obligated in any way on or in connection with an Account.

“Advance” shall mean a borrowing requested by Borrower and made by Bank under Section 2.

“Affiliate” shall mean as to any Person, any other Person (excluding any Foreign Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Anti-Terrorism Laws” shall mean those laws and sanctions relating to terrorism or money laundering, including Executive order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Asset Sale” shall mean the sale, transfer, lease or other disposition by Borrower or any of its Subsidiaries of any asset to any Person.

“Bank” shall have the meaning set forth in the preamble to this Agreement, and includes any successors and assigns of Bank.

“Blocked Person” shall mean any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

“Borrowing Base” shall mean as of any date of determination, thereof the sum of (i) 80% of Eligible Accounts, plus (ii) the lesser of (x) 80% of Eligible Ford Foreign Accounts and (y) $1,000,000, plus (iii) the lesser of (x) 80% of Eligible GM Foreign Accounts and (y) $2,000,000, plus (iv) the lesser of (x) 50% of Eligible Inventory and (y) $3,000,000, provided, however, that the Borrowing Base shall be determined on the basis of the most recent Borrowing Base Certificate, and provided further, that the amount determined as the Borrowing Base shall be subject to such reserves as Bank may establish from time to time, in its reasonable credit judgment, including, without limitation, any reserves or other adjustments established by Bank on the basis of any collateral audits conducted hereunder.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A, executed by an authorized officer of Borrower.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which Bank is authorized or required to be closed; and if the applicable Business Day relates to any loan or other obligation hereunder accruing interest based on the LIBOR Rate, such day must also be a day for dealings in foreign exchange and for trading by and between banks in US dollar deposits in the London interbank market.

“Capitalized Lease” shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee which, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

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“Cash Equivalents” shall include:

(a)	direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America;

(b)	obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one nationally recognized statistical rating organization; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one nationally recognized statistical rating organization;

(c)	banker’s acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Borrower or any of the Subsidiaries in the ordinary course of business;

(d)	commercial paper rated at the time of purchase within the two highest classifications established by not less than two nationally recognized statistical rating organizations, and which matures within 270 days after the date of issue;

(e)	secured repurchase agreements against obligations itemized in clause (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	any fund or other pooling arrangement which exclusively purchases and holds the items listed in (a) through (e) above.

“Code” shall have the meaning given to such term in Section 1.3.

“Collateral” shall mean all property or rights in which a security interest, mortgage, Lien or other encumbrance for the benefit of Bank is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of such Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Contract entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner and (f) all Off-Balance Sheet Liabilities.

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“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Section 6 have been satisfied.

“Eligible Accounts” shall mean an Account of Borrower which has been included in a Borrowing Base Certificate as an Eligible Account to determine the Borrowing Base, and as to which Account, unless otherwise approved by Bank in its sole discretion, the following is true and accurate as of the time it was utilized to determine the Borrowing Base:

(a)	such Account arose in the ordinary course of the business of Borrower out of either (i) a bona fide sale of Inventory (as defined in the Code) by Borrower, and in such case such Inventory has in fact been shipped to the appropriate Account Debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by the Borrower under an enforceable contract (written or oral), and in such case such services have in fact been performed for the appropriate Account Debtor in accordance with such contract;

(b)	such Account represents a legally valid and enforceable claim which is due and owing to the Borrower by such Account Debtor and for such amount as is represented by Borrower to Bank in the applicable Borrowing Base Certificate;

(c)	such Account is evidenced by an invoice dated not later than the date of shipment of the related Inventory or the date of performance, as applicable, giving rise to such Account and not more than ninety (90) days have passed since the invoice date corresponding to such Account;

(d)	such Account is not billed in advance, payable on delivery, for consigned goods, for guaranteed sales, payable at a future date, bonded or insured by a surety company or subject to retainage or holdback by the Account Debtor;

(e)	the unpaid balance of such Account as represented by Borrower to Bank in the applicable Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by Borrower in the ordinary course of business for prompt payment, except that, to the extent there is any agreement between Borrower, the related Account Debtor and any other person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, only the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

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(f)	the transactions leading to the creation of such Account comply with all applicable local, state and federal laws and regulations of the jurisdiction in which such Account was created where the failure to comply therewith could reasonably be expected to impair the collectability of such Account;

(g)	the Borrower has granted to the Bank, under or in accordance with the Loan Documents, a perfected security interest in such Account prior in right to all other persons or entities and such Account has not been sold, transferred or otherwise assigned or encumbered by Borrower to any person or entity other than the Bank;

(h)	it is not owing by an Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its respective Accounts owing to Borrower within ninety (90) days since the original invoice date;

(i)	it is not an Account owing by any Account Debtor which when aggregated with all other Accounts owing by such Account Debtor would cause the Accounts owing from such Account Debtor to Borrower to exceed an amount equal to twenty five percent (25%) (or with respect to Accounts for which General Motors Company is the Account Debtor, fifty percent (50%)) of Borrower’s aggregate Eligible Accounts owing from all Account Debtors; provided that only the amount of any such Account in excess of twenty five percent (25%) (or with respect to Accounts for which General Motors Company is the Account Debtor, fifty percent (50%)) of Borrower’s aggregate Eligible Accounts shall be excluded from the Borrowing Base;

(j)	such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as has been endorsed and delivered by Borrower or in accordance with the Loan Documents on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(k)	Borrower has not received, with respect to such Account, any notice of the death of the related Account Debtor or any general partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(l)	the Account Debtor on such Account is not:

(i)	an Affiliate, officer, employee, director, partner, joint venture, agent of any Loan Party or an entity that has common shareholders with any Loan Party, unless the Account Debtor and such Loan Party are publicly traded companies;

(ii)	unless Borrower has complied with the provisions of the Federal Assignment of Claims Act, the United States of America or any department, agency, or instrumentality thereof;

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(iii)	a citizen or resident of any jurisdiction other than one of the United States, unless such Account is supported by a letter of credit issued by a bank acceptable to the Bank and in form and substance acceptable to Bank, in its sole discretion; or

(iv)	an Account Debtor with respect to which Bank, acting in its commercially reasonable judgment, has notified Borrower that such Account Debtor’s Accounts will not constitute Eligible Accounts because the collectability of such Accounts is or will be impaired; and

(m)	it is not an Eligible Ford Foreign Account;

(n)	it is not an Eligible GM Foreign Account; and

(o)	such Account satisfies any other eligibility criteria established from time to time by Bank.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account.

“Eligible Ford Foreign Accounts” shall mean Accounts for which a Mexican or Canadian subsidiary of Ford Motor Company is the Account Debtor and which satisfies all of the requirements to be an Eligible Account except for subsection (l)(iii) and (m). Any Account which is at any time an Eligible Ford Foreign Account but which subsequently fails to meet any of the requirements shall forthwith cease to be an Eligible Ford Foreign Account.

“Eligible GM Foreign Accounts” shall mean Accounts for which a Mexican or Canadian subsidiary of General Motors Corporation is the Account Debtor and which satisfies all of the requirements to be an Eligible Account except for subsection (l)(iii) and (n). Any Account which is at any time an Eligible GM Foreign Account but which subsequently fails to meet any of the requirements shall forthwith cease to be an Eligible GM Foreign Account.

“Eligible Inventory” shall mean Inventory of Borrower which meets each of the following requirements:

(a)	it (i) is subject to a perfected Lien in favor of Bank and (ii) is not subject to any other assignment, claim or Lien or retention of title provisions;

(b)	it is saleable;

(c)	(i) it is in the possession and control of Borrower and (A) it is stored and held in facilities owned by Borrower or (B) if stored and held at a leased location (other than a warehouse facility) of Borrower, Bank is in possession of a collateral access agreement in form and substance reasonably acceptable to Bank with respect thereto, or (ii) if stored or held at a warehouse facility leased by Borrower, Bank is in possession of a bailee’s agreement, or other collateral access agreement reasonably satisfactory to Bank with respect thereto;

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(d)	it is not subject to any agreement which would restrict Bank’s ability to sell or otherwise dispose of such Inventory;

(e)	it is located in the United States of America or in any territory or possession of the United States of America that has adopted Article 9 of the Code;

(f)	it is not held by Borrower on consignment;

(g)	it is not work-in-progress inventory;

(h)	it is not in transit to Borrower; and

(i)	Bank shall not have determined in its reasonable credit judgment, that it is unacceptable for any reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith immediately cease to be Eligible Inventory.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature, including but not being limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986, each as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“Event of Default” shall mean any of the events of default specified in Section 10.

“Foreign Exchange Reserve” shall mean the amount as determined by Bank from time to time in accordance with Bank’s credit policies to be the Bank’s credit exposure to Borrower under foreign exchange contracts with Borrower.

“Foreign Subsidiary” means any Subsidiary that is not organized or incorporated in the United States or any State or territory thereof.

“Funded Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and equipment purchased for which the purchase price is due and payable less than one year from the date the equipment is delivered to such Person and insurance premiums paid over a period of less than one year) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person and which are the functional equivalent of indebtedness for borrowed money, (d) all liabilities secured by any consensual Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all Guarantee Obligations of such Person in respect of any liability which constitutes Funded Debt, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, provided further, however that Funded Debt shall not include any indebtedness under any Hedging Transaction entered into by such Person prior to the occurrence of a termination event with respect thereto.

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“GAAP” shall have the meaning given to such term in Section 1.2.

“Guarantee Obligations” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit) guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guaranties” shall mean the Guaranties dated as of December 4, 2017 by the Guarantors in favor of Bank, and those guaranties of the Indebtedness executed and delivered to the Bank after the Effective Date, as the same may be amended or modified from time to time, and “Guaranty” shall mean any of them.

“Guarantors” shall mean the Persons, other than the Borrower, who, at any time, guaranty or other otherwise become obligated to pay any or all of the Indebtedness, including without limitation Perceptron Software Technology, Inc., Perceptron Global, Inc., and each Person required to guaranty the Indebtedness under the provisions of Section 9.8 and “Guarantor” shall mean each of them.

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“Hazardous Materials” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Environmental Laws.

“Hedging Contract” shall mean any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of each Loan Party to Bank under this Agreement or any of the other Loan Documents, together with all other indebtedness, obligations and liabilities whatsoever of such Loan Party to Bank arising under or in connection with this Agreement, or otherwise, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any renewals or refinancing of the same.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Subsidiary payable to Borrower to evidence an intercompany loan in form and substance satisfactory to Bank.

“Inventory” shall have the meaning assigned to it in the Code on the date of this Agreement.

“Lien” shall mean the security interest or lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property, whether based on common law or statute.

“Loan Documents” shall mean this Agreement, the Notes, any Hedging Contract, any guaranties, security agreements, mortgages, collateral assignments, pledge agreements, dominion of funds/lockbox agreement, account assignments, control agreements, letter of credit application and agreement or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party or delivered to Bank in connection with this Agreement.

“Loan Parties” shall mean collectively, Borrower, its Subsidiaries (other than its Foreign Subsidiaries) and Guarantors, and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, or financial condition of any Loan Party, (b) the ability of any Loan Party to perform its respective obligations under this Agreement, the Notes or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or the rights or remedies of Bank hereunder or thereunder.

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“Mortgage(s)” shall mean any mortgages, substantially in the form of Exhibit F, over real property executed and delivered by any Loan Party for the benefit of Bank and securing the Indebtedness, as the same may be amended, restated or otherwise modified from time to time.

“Notes” shall mean the Revolving Credit Note, and each other note executed and delivered by Borrower to Bank under this Agreement, or otherwise, as such notes may be amended or supplemented from time to time and any other note issued in substitution, replacement or renewal thereof from time to time, and “Note” shall mean any of them.

“Off-Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or of any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“PBGC” is defined in Section 7.6.

“Pension Plan” is defined in Section 7.6.

“Permitted Liens” shall mean with respect to any Person:

(a)	Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)	Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens or other like Liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings, provided that (i) in the case of any such contest, enforcement of such Liens has been suspended and (ii) appropriate reserves have been made on the books of such Person as may be required by GAAP, consistently applied, therefor;

(c)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP, consistently applied;

(d)	(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (c) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP, consistently applied;

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(e)	Any attachment or judgment Lien and any Lien that is required to stay enforcement of a judgment or protect or enforce rights in any administrative, arbitration or other proceeding, provided that the amount of obligations secured by such Lien or the aggregate book value of the assets of the Loan Parties subject to such Liens shall not exceed, in either case, $50,000 in the aggregate for any judgment Lien with respect to which no enforcement steps have been taken other than the filing of public record and $50,000 in aggregate at any time outstanding of all other such Liens;

(f)	Liens arising in connection with any condemnation or eminent domain proceeding affecting real property which is not otherwise a Default or Event of Default under this Agreement;

(g)	Any interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of business;

(h)	Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(i)	Any provision in the invoicing or sale documentation of any supplier of a Loan Party which provides for retention of title to an asset by the supplier or transferor, provided that such Loan Party does not finance the acquisition of such asset on retention of title terms and such Lien is not perfected;

(j)	Liens arising in the ordinary course of business which (i) do not secure Debt, (ii) do not in the aggregate materially detract from the value of any asset of any Loan Party or materially impair the use thereof in the operation of the business of the Loan Parties, and (iii) do not secure obligations in excess, in aggregate, of $50,000 outstanding at any time (all as determined in the reasonable commercial judgment of Bank); and

(k)	Continuations or renewals of Liens that are permitted under subsections (a)-(j) hereof, provided such continuations or renewals do not violate the specific time periods or are being contested as set forth in subsections (b) and (c), and provided further that such Liens do not extend to any additional property or assets of any Loan Party or secure any additional obligations of any Loan Party.

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“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan other than those events as to which the thirty-day notice period is waived under subsection 22, 23, 25, 27, 28 or 29 of PBGC Regulation Section 4043.

“Request for Advance” shall mean a Request for Advance in form acceptable to Bank pursuant to which the Borrower may request an Advance under Section 2.

“Revolving Credit Amount” shall mean Eight Million Dollars ($8,000,000), subject to reduction or termination under Section 2.

“Revolving Credit Note” shall mean the Revolving Credit Note described in Section 2.1 made by Borrower to Bank in the form of Exhibit C, as such note may be amended, renewed, replaced, extended or supplemented from time to time.

“Security Agreement” shall mean the individual and collective reference to the Security Agreements in the form of Exhibit D executed and delivered by Borrower and Guarantors and each other party thereto, as the same may be amended restated or otherwise modified from time to time.

“Subordination Agreement(s)” shall mean each Subordination Agreement executed and delivered by any Subordinated Lenders in favor of Bank in form and substance satisfactory to Bank, as each may be amended, restated or otherwise modified from time to time in compliance with the terms thereof and of this Agreement.

“Subordinated Debt” shall mean all Debt which is subordinated to the Indebtedness under the terms of a Subordination Agreement.

“Subordinated Debt Documents” shall mean and all agreements, documents and instruments relating to or evidencing any Subordinated Debt, each as amended, restated or otherwise modified from time to time, subject to the terms hereof and of the applicable Subordination Agreement.

“Subordinated Lenders” shall mean each Person from which a Loan Party receives Subordinated Debt financing.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by Borrower.

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1.2              Accounting Terms. All accounting terms not specifically defined herein shall be defined in accordance with Generally Accepted Accounting Principles as promulgated by the United States of America Financial Accounting Standards Board in the United States of America in effect from time to time (“GAAP”). All financial computations to be made under this Agreement, unless otherwise specifically provided herein, shall be construed in accordance with GAAP. Whenever the term “Borrower and its Subsidiaries” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries (other than its Foreign Subsidiaries) on a consolidated basis unless the context clearly requires otherwise.

1.3              Uniform Commercial Code Terms. All capitalized terms used herein with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the State of Michigan from time to time (“Code”) shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

2.	REVOLVING CREDIT

2.1              Revolving Credit. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3), Bank may in its sole discretion, make Advances to Borrower at any time, provided, that, in no event shall the aggregate principal amount of such Advances plus the Foreign Exchange Reserve exceed at any one time outstanding the Revolving Credit Amount. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement and the Revolving Credit Note.

2.1A.        Demand Nature. Borrower hereby acknowledges and agrees that the Revolving Credit Note is on a demand basis and that Borrower’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of the Indebtedness under the Revolving Credit, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Indebtedness.

2.2              Accrual of Interest and Maturity. Each Advance from time to time outstanding shall bear interest as provided in the Revolving Credit Note. The amount and date of each Advance, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

2.3              Requesting Advances.

(a)	Borrower may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Borrower. Borrower must request Advances no later than 1:00 p.m. (Troy, Michigan local time) on a Business Day; and

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(b)	Each Request for Advance shall constitute a certification by Borrower, as of the date thereof:

(i)	both before and after giving effect to such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

(ii)	all conditions to Advances have been satisfied (including, without limitation, delivery of the Borrowing Base Certificate as otherwise required herein), and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)	the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v)	the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Loan Party.

Bank may, at its option, lend under this Section 2 upon the telephone or email request of an authorized officer of Borrower and, in the event Bank makes any such Advance upon a telephone or email request, the requesting authorized officers shall, if so requested by Bank, fax to Bank, on the same day as such telephone or email request, a Request for Advance. Borrower hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone or email instructions of any person(s) purporting to be an authorized officer of Borrower and Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance shall constitute a certification of the matters set forth in this Section 2.3.

2.4              Disbursement of Loan Proceeds. During the term of this Agreement, Borrower may use Advances under the Revolving Credit Note by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of Advances under the Revolving Credit Note requested by Borrower shall be made available to Borrower on the day so requested by way of credit to Borrower's operating account with Bank, in immediately available funds.

2.5              Prepayment. Borrower may prepay all or part of the outstanding balance of the Advances under the Revolving Credit Note as provided in the Revolving Credit Note.

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2.6              Reduction of Indebtedness. If at any time and for any reason the aggregate outstanding principal amount of Advances hereunder to Borrower plus the Foreign Exchange Reserve, shall exceed the lesser of (i) the Revolving Credit Amount or (ii) the then applicable Borrowing Base, then Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess. Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under the terms of the Revolving Credit Note.

2.7              Use of Proceeds. Proceeds of Advances under the Revolving Credit Note shall be used solely to refinance existing indebtedness of Borrower, for working capital and general corporate purposes of Borrower and its Subsidiaries, including to pay all costs, fees and expenses due in connection with the issuance of the Indebtedness.

3.	[Reserved].

4.	[Reserved].

5.	[Reserved].

6.	CONDITIONS.

The Effective Date shall be deemed to have occurred upon the satisfaction or waiver of each of the following conditions:

6.1              Corporate Authority. Borrower agrees to furnish Bank, in form and substance reasonably satisfactory to Bank, with (a) certified copies of resolutions of the boards of directors, members, managers or partners, as applicable, of each Loan Party evidencing approval of the transactions contemplated hereunder and authorizing the execution and delivery of the Loan Documents, and in the case of Borrower, the Requests for Advances hereunder, including incumbency and signatures of authorized officers of the applicable Loan Party; (b) a certificate of good standing from the state of each Loan Party’s organization and from the state(s) in which a failure by any of them to be qualified to do business would have a Material Adverse Effect (each such jurisdiction being listed on Schedule 6.1); (c) copies of each Loan Party’s articles of incorporation and bylaws, articles of organization and operating agreement, partnership certificate and agreement or other constitutional documents as applicable, as in effect on the Effective Date, (d) a trust certificate, executed by the trustee of any trust that is a Loan Party, and (e) such other similar documents and instruments as Bank may reasonably require.

6.2              Execution of Loan Documents. Borrower agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form and substance reasonably satisfactory to Bank, the following:

(a)	this Agreement;

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(b)	the Revolving Credit Note;

(c)	the initial Borrowing Base Certificate;

(d)	each Security Agreement;

(e)	the Guaranties;

(f)	the Mortgage;

(g)	financing statements required or requested by Bank to perfect all security interests to be conferred upon Bank under any Loan Document and to accord Bank a perfected first priority security position under the Code (subject only to the Liens permitted by Section 9.5);

(h)	certified copies of uniform commercial code requests for information, or a similar search report certified by a party reasonably acceptable to Bank, dated a date reasonably near to the Effective Date, listing all effective financing statements which name Borrower or any Loan Party or any Guarantor granting a security interest in Collateral (under their present names or under any previous names, trade names or d/b/a’s used within five (5) years prior to the date hereof, such names being listed in their entirety on Schedule 6.3(e)) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Loan Documents, together with copies of such financing statements; and

(i)	Such other documents or agreements of security and appropriate assurances of validity, perfection of Liens for the benefit of Bank and first priority of Liens for the benefit of Bank (subject only to the Liens permitted by Section 9.5) as Bank may reasonably request at any time.

6.3              Insurance. Bank shall have received evidence reasonably satisfactory to it that the Loan Parties have obtained the insurance policies required by the Loan Documents, including but not limited to Section 8.3 hereof and that such insurance policies are in full force and effect.

6.4              Compliance with Contractual Obligations. Borrower (and any of its Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, the other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date), and none of such parties shall be in material default in the performance of or compliance with any of their terms or provisions.

6.5              Opinion of Counsel. The Loan Parties shall furnish Bank with an opinion of counsel to the Loan Parties, dated as of the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to Bank.

6.6              Lease Agreements. For each piece of real property leased by any Loan Party, on the Effective Date, Bank shall have received a copy of the applicable lease agreement.

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6.7              Payment of Fees. On or before the Effective Date, Borrower shall have paid to Bank, (i) a non-refundable closing fee in the amount of $10,000 and (ii) all fees and expenses (including, but not limited to reasonable attorney’s fees and recordation costs) incurred in connection with the execution and delivery of this Agreement and the related Loan Documents.

6.8              Payoff Letter. A payoff letter from the incumbent lenders, in form and substance reasonably acceptable to Bank.

6.9              No Material Adverse Change. No material adverse change to the finances, condition, operations, prospects, property or business expectations of any Loan Party shall result from the consummation of the transactions contemplated by this Agreement, other than any material adverse change that results from or could be expected to result from the incurrence of the Indebtedness under this Agreement and the Loan Documents.

6.10          Closing Conditions. The Borrower states, by executing this Agreement, that, to the best of its knowledge after due inquiry, (a) the conditions set forth in this Section 6 have been satisfied; (b) the representations and warranties made by Loan Parties in this Agreement or any of the other Loan Documents, shall have been true and correct in all material respects when made and on the Effective Date; and (c) no Default or Event of Default shall have occurred and be continuing on the Effective Date.

7.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows and such representations and warranties shall survive until the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

7.1              Corporate Authority. Each Loan Party is duly organized and existing in good standing under the laws of the jurisdiction of its organization; each Loan Party is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect.

7.2              Due Authorization; Non-Contravention; Binding Obligations. Execution, delivery and performance of the applicable Loan Documents to which any Loan Party is a party, are within such Loan Party’s powers, have been duly authorized, are not in contravention of law or such Loan Party’s organizational documents or of the unwaived terms of any material indenture, contract, agreement or undertaking to which such Loan Party is a party or by which it is bound, and do not require the consent or approval of any third party, governmental body, agency or authority; and the Loan Documents and other documents and instruments required thereunder, when issued and delivered, will be valid and binding on such Loan Party in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

7.3              Good Title; Property; Leases; No Liens.

(a)	Each Loan Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, and, each Loan Party has a valid leasehold interest or interest as a licensee in all of its leased real property;

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(b)	The real property described in Schedule 7.3(b) constitutes all of the real property owned or leased (including all warehouse locations) by the Loan Parties on the Effective Date;

(c)	On the Effective Date, each Loan Party will own or have a valid leasehold interest in all real property and assets necessary for the continued operation of its business in substantially the same manner as immediately prior to the Effective Date;

(d)	No material condemnation, eminent domain or expropriation action has been commenced, or, to the best knowledge of Borrower, threatened, with respect to any real property owned or leased by any Loan Party;

(e)	There are no security interests, Liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by the Loan Parties, except for (i) the financing statements and mortgage of record the date hereof in favor of Comerica Bank with the State of Michigan which Borrower acknowledges will be terminated pursuant to that certain Payoff Letter dated December 1, 2017 executed by Comerica Bank and delivered to Borrower, and (ii) the Liens permitted under Section 9.5 of this Agreement;

(f)	There are no defaults by any party under any real property lease agreement which, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; each real property lease agreement is the valid and binding obligation of the Persons party thereto; and

(g)	All real property leases (and all amendments thereto) of the Loan Parties in effect on the Effective Date shall have been delivered to Bank prior to the date hereof.

7.4              No Litigation. Except as described in Schedule 7.4, no litigation or other proceeding before any court or administrative agency is pending, or to the best knowledge of Borrower is threatened against any Loan Party or any Foreign Subsidiary, the outcome of which could reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 7.4, there is not outstanding against any Loan Party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

7.5              Compliance with Laws. Except as disclosed on Schedule 7.5, each Loan Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Environmental Laws, and the requirements of its own organizational documents except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, nor any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

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7.6              ERISA. No Loan Party maintains or contributes to any employee pension benefit plan subject to title IV of ERISA, except those set forth in Schedule 7.6 (each, a “Pension Plan”). There is no material unfunded past service liability of any Pension Plan maintained by any Loan Party, and there is no “accumulated funding deficiency” within the meaning of Section 302 of ERISA, or any existing material liability with respect to any Pension Plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

7.7              Accuracy of Information. The financial statements delivered to Bank dated as of June 30, 2017 fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of such date. The projections and pro forma financial information delivered to Bank are based upon good faith estimates and assumptions believed by Borrower to be accurate and reasonable at the time made. Since said date there has been no material adverse change in the financial condition of Borrower and its Subsidiaries (other than the execution and delivery of this Agreement, the related Loan Documents, and the incurrence of the Indebtedness under such documents). Borrower and its Subsidiaries do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the balance sheet previously delivered to Bank and dated as of June 30, 2017, except as otherwise disclosed to Bank in writing prior to the Effective Date. On the Effective Date there are no material unrealized or anticipated losses from any present commitment of Borrower or any of its Subsidiaries that are not disclosed by or reserved against in the financial statements delivered to Bank dated as of June 30, 2017.

7.8              Taxes. All tax returns and tax reports of the Loan Parties required by law to have been filed have been duly filed or extensions in respect thereof have been obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon any Loan Party (or any of its properties) which are due and payable and for which the failure to pay could reasonably be expected to have a Material Adverse Effect have been paid. The charges, accruals and reserves on the books of the Loan Parties in respect of U.S. Federal income tax for all periods are adequate in the opinion of Borrower.

7.9              Anti-Terrorism Laws. No Loan Party is in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

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7.10          Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries except as listed in Schedule 7.10.

7.11          Environmental and Safety Matters. Except as set forth in Schedule 7.11 and except for such matters that could not reasonably be expected to have a Material Adverse Effect:

(a)	all facilities and property owned or leased by the Loan Parties are in compliance with all Environmental Laws;

(b)	to the best knowledge of Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i)	claims, complaints, notices or requests for information received by any Loan Party with respect to any alleged violation of any Environmental Law, or

(ii)	written complaints, notices or inquiries to any Loan Party regarding potential liability of the Loan Parties under any Environmental Law; and

(c)	to the best knowledge of Borrower, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties which, with the passage of time, or the giving of notice or both, would give rise to liability of the Loan Parties under any Environmental Law.

7.12          No Investment Company or Margin Stock. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Indebtedness hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

7.13          Conditions Affecting Business or Properties. None of the businesses or the properties of any Loan Party is affected by any fire, storm, hail, earthquake, explosion, accident, Act of God, strike, lockout, dispute, embargo, or other casualty which, (a) after giving effect to the Loan Party’s receipt of the insurance proceeds therefor, to the extent applicable, could reasonably be expected to have a Material Adverse Effect, or (b) if such strike, lockout, dispute or embargo were to continue for more than seven (7) days, it could reasonably be expected to have a Material Adverse Effect.

7.14          Solvency. After giving effect to the transactions contemplated by this Agreement, each Loan Party will be solvent, able to pay all of its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. No Loan Party is insolvent, nor will any Loan Party be rendered insolvent by its execution and delivery to Bank of this Agreement, any Loan Document or by the consummation of the transactions contemplated by this Agreement, or any Loan Document, and the capital and monies remaining in the Loan Parties are not now and will not become so unreasonably small as to preclude the Loan Parties from carrying on their respective businesses. No Loan Party intends to, nor does management of any Loan Party believe it will, incur debts beyond its ability to pay them as they mature. No Loan Party contemplates filing a petition in bankruptcy or for an arrangement or reorganization under Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Loan Party, nor does any Loan Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Loan Party.

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7.15          Capitalization. Schedule 7.15 sets forth as of the Effective Date the number of authorized, issued and outstanding shares (or other equity interests) of each Loan Party, the par value of such shares and, except for Perceptron, Inc., the holders of such shares. All issued and outstanding shares of capital stock of (or other equity interests in) each Loan Party are duly authorized and validly issued, fully paid, nonassessable, and in the case of Subsidiaries constituting Loan Parties, free and clear of all Liens (except for the benefit of Bank and those certain Permitted Liens set forth in subsection (a) of the definition of Permitted Liens) and such shares (or other equity interests) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shares (or other equity interests) of any Loan Party, other than those described above, are issued and outstanding as of the Effective Date. Except as set forth in Schedule 7.15, as of the Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any shares of capital stock or other securities or ownership interests of any Loan Party.

7.16          Customer and Supplier Relationships. No Loan Party has knowledge of any intention or indication by a customer or supplier of a Loan Party that such customer or supplier intends to limit or alter or terminate its business relationship with any Loan Party, where such limitation, alteration or termination could have a Material Adverse Effect.

7.17          Employee Matters. Set forth on Schedule 7.17 are all union contracts or agreements to which any Loan Party is party as of the Effective Date and the related expiration dates of each such contract. There are no slowdowns, unfair labor practice complaints, strikes, grievances, work stoppages, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Loan Party, other than such grievances or controversies arising in the ordinary course of business which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

8.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees, until the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents, as follows:

8.1              Financial Statements; Certificate; Other Information.

(a)	Borrower shall deliver or cause to be delivered to Bank within one hundred twenty (120) days after the end of each fiscal year, a consolidated and consolidating audit of Borrower's and its Subsidiaries financial condition and/or Borrower's and its Subsidiaries assets which constitute security for the loan, prepared by an independent certified public accountant satisfactory to Bank;

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(b)	Borrower shall furnish Bank with, as soon as available, but in no event later than forty five (45) days after the end of each fiscal quarter of Borrower, in the case of Borrower’s first three fiscal quarters, and seventy five (75) days after the end of such fiscal quarter, in the case of Borrower’s fourth fiscal quarter, Borrower’s and its Subsidiaries consolidated and consolidating financial statements, including a balance sheets and income statements for the fiscal quarter then ended, prepared by Borrower and certified by Borrower's president, chief financial officer or other officer or person acceptable to Bank as fairly representing Borrower's financial condition and results of operations as of the end of such period.

(c)	Borrower shall provide a Borrowing Base Certificate to Bank within thirty (30) days after and as of each month end (or more frequently if required by Bank), each such Borrowing Base Certificate to be accompanied by (i) a report of the aging of accounts receivable and accounts payable and (ii) an inventory report, in each case in form and detail reasonably acceptable to Bank;

(d)	as soon as available, Borrower shall provide to Bank Borrower’s, 10-Q and 10-K reports filed with the federal Securities and Exchange Commission, and in any event, with respect to the 10-Q report, within forty five (45) days of the end of each of the first three fiscal quarters of each of Borrower’s fiscal years, and with respect to the 10-K report, within one hundred twenty (120) days after and as of the end of each of Borrower’s fiscal years; and as soon as available, copies of all material filings, reports or other documents filed by Borrower or any of its Subsidiaries with the federal Securities and Exchange Commission or other federal regulator or comparable agencies or authorities in foreign jurisdictions, or any stock exchanges in such jurisdiction;

(e)	Borrower shall deliver or cause to be delivered to Bank such information as required by the terms and conditions of any Loan Documents;

(f)	Borrower shall deliver or cause to be delivered to Bank such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by any Loan Party in full or partial payment thereof (for the sales as permitted hereunder), and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by any Loan Party, all to such extent as Bank may reasonably request. Any such schedule, certificate or report shall be certified as accurate in all material respects (except as to any projections contained in such schedule, certificate or report which shall be certified as reasonable in all material respects taking into account all facts and information known or reasonably available to the Borrower) by a duly authorized officer of Borrower and shall be in such form and detail as Bank may reasonably specify; and

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(g)	Borrower shall deliver or cause to be delivered to Bank promptly, and in form to be reasonably satisfactory to Bank, such other information as Bank may reasonably request from time to time.

All financial statements required to be delivered under this Section 8.1 (other than projections which shall be reasonable in all material respects taking into account all facts and information known or reasonably available to Borrower) to be complete and correct in all material respects as of the date when made and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and consistent with prior periods (except as approved by an officer and disclosed therein).

8.2              Payment of Obligations. Borrower shall and, as applicable, shall cause the Loan Parties to pay and discharge all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect on a Loan Party or its property or (ii) to the extent only that such payment is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided upon the books of the Loan Parties, provided that, in any event, Borrower will, and will cause the Loan Parties to pay any such tax, charge or other obligation prior to the commencement of any proceeding to foreclose any Lien securing the same.

8.3              Maintenance of Property; Insurance.

(a)	Borrower shall and shall cause the Loan Parties to keep all material property useful and necessary in its and the Loan Parties’ business in working order (ordinary wear and tear excepted); and

(b)	Borrower shall maintain, and cause the Loan Parties to maintain, insurance coverage on their physical assets against business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Loan Party and Bank (as mortgagee or lender loss payee, as applicable) as their respective interests may appear, and all liability policies shall name Bank as an additional insured, all such policies, including all endorsements thereon, or copies thereof or any insurance certificates relating thereto, to be deposited with Bank.

8.4              Inspection of Property; Books and Records. Borrower shall permit Bank or cause Bank to be permitted, through its authorized attorneys, accountants and representatives, to examine each Loan Party’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of each Loan Party conducted by Bank, at Borrower’s own cost and expense (provided, that, Borrower shall not be required to pay for or reimburse Bank for the costs and expenses of more than two such audits in each calendar year, provided, further, that such limitation shall not apply upon the occurrence and during the continuance of an Event of Default) and to visit each Loan Party’s offices and discuss financial matters with each Loan Party’s officers. Borrower hereby authorizes (and will cause each other Loan Party to authorize) its independent certified public accountants to discuss the finances and affairs of the Loan Parties (and agrees to request such accountants to so discuss with the Bank) and to examine any of its or their books and other corporate records, provided that Borrower is offered the opportunity to participate in such discussions.

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8.5              Notices.

(a)	Borrower shall promptly notify Bank of any condition or event which constitutes a Default or an Event of Default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event which could reasonably be expected to have a Material Adverse Effect;

(b)	Borrower shall promptly notify Bank in writing of any “Default” or “Event of Default” (as such terms are defined in the Subordinated Debt Documents) under the Subordinated Debt Documents;

(c)	Borrower shall promptly notify Bank in writing of any litigation or other proceeding before any court or administrative agency that arises, or to the knowledge of the officers of the Borrower is threatened against any Loan Party after the Effective Date, the outcome of which could reasonably be expected to have a Material Adverse Effect;

(d)	Borrower shall deliver to Bank, not less than ten (10) Business Days prior to the proposed effective date thereof, copies of any proposed amendments, restatements or modifications (in substantially final form) made on or after the Effective Date to any Subordinated Debt Documents or any material real property leases;

(e)	Borrower shall provide Bank with copies and/or verbal notice (if verbal notice is only notice given) of all notices of default or event of default under any real property lease, or any agreement with a supplier or customer which, in any case, is material to any Loan Party, concurrently with delivery or promptly after receipt thereof;

(f)	Borrower shall provide written notice to Bank (i) of all new jurisdictions in which any Loan Party has become qualified in order to transact business promptly after such qualification has occurred, and (ii) not less than ten (10) Business Days prior to the proposed effectiveness thereof, of any material change in the authorized and issued equity interests of any Loan Party, other than issuances of common stock by the Borrower, or the creation of any joint venture or any other material amendment to any Loan Party’s charter, by-laws or other organizational documents, such notice in each case to identify the applicable jurisdictions, capital structures or amendments, as applicable; and

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(g)	Borrower shall promptly deliver to Bank copies of any written notices to the Subordinated Debt Holders other than notices otherwise required hereunder.

8.6              Licenses; Permits. Borrower shall maintain, and cause the Loan Parties to maintain, in good standing all licenses permits or approvals required by their respective states of incorporation or organization or any agency thereof, or other governmental authority or any other third party that may be necessary or required for the Loan Parties to carry on their respective general business objects and purposes, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7              Conduct of Business. Borrower shall continue, and shall cause the Loan Parties to continue, to engage in its business and operations substantially as conducted immediately prior to the Effective Date, or in other businesses and operations related or complementary thereto.

8.8              ERISA. Borrower shall, with respect to any Plan or Multiemployer Plan, as such terms are defined in Sections 3(2), 3(37) and 4001 (a) (3) of ERISA:

(a)	at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 through 305 of the ERISA;

(b)	promptly, after the filing thereof, furnish to Bank copies of each annual report required to be filed pursuant to Section 103 of ERISA for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103;

(c)	notify Bank immediately of any fact, including, but not limited to, any “Reportable Event,” as that term is defined in Section 4043 of ERISA, arising in connection with Borrower’s Plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer Borrower’s Plan;

(d)	notify Bank of the occurrence of any “Prohibited Transaction”, as that term is defined in Section 406 of ERISA;

(e)	not:

(i)	intentionally engage in any “Prohibited Transaction;”

(ii)	permit any Plan to be determined to be in “at-risk” status, as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect; or

(iii)	intentionally terminate any Plan in a manner which could result in the imposition of a lien on the property of Borrower pursuant to Part 4068 of ERISA.

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8.9              Hedging Contracts. Except as authorized by Bank, Borrower is not currently a party to, nor will it be a party to any Hedging Contract.

8.10          Change of Control.

(a)	Borrower shall maintain a majority of the directors or managers who constitute the board of directors or the managing body of Borrower on the date hereof, unless replacement of any existing board or managing body member (other than owing to death or disability) shall have been approved by such board of directors or managing body as constituted on the date hereof or as reconstituted as permitted by this section; and

(b)	Borrower shall maintain, directly or indirectly, at least 100% of the outstanding voting equity interests of any existing or future Subsidiary, free and clear of all liens (other than in favor of Bank).

8.11          Further Assurances. Borrower shall furnish Bank, or cause to be furnished to Bank, upon Bank’s request, in form and substance reasonably satisfactory to Bank such additional pledges, assignments, mortgages, Lien instruments or other security instruments covering any Loan Party’s real and personal property of every nature and description, whether now owned or hereafter acquired and all voting equity interests held by Borrower and the other Loan Parties in Subsidiaries and rights to acquire such interests (in each case as to all property or equity interests to the extent a Lien or pledge for the benefit of Bank has been made or is required to be made under this Agreement or any Loan Document), as Bank may in its sole discretion require, and defend all Collateral pledged to Bank as security for the Indebtedness pursuant to the terms of the Security Agreement, any applicable Mortgage and any other related Loan Documents, as applicable, from any Liens other than Liens permitted under Section 9.5.

8.12          Deposit Accounts. Within sixty (60) days after the date of this Agreement, Borrower shall maintain and cause each of its domestic Subsidiaries to maintain, all operating deposit accounts with Bank.

8.13          Environmental Compliance.

(a)	Borrower shall, and shall cause the Loan Parties to, use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)	Borrower shall promptly notify Bank and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Loan Party relating to its facilities and properties or compliance with Environmental Laws, and shall promptly cure all violations of or noncompliance with all Environmental Laws to the extent that such violations could reasonably be likely to have a Material Adverse Effect and shall diligently undertake to have dismissed with prejudice to the satisfaction of Bank any actions and proceedings relating to compliance with Environmental Laws to which any Loan Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of a reserve in an amount acceptable to Bank;

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(c)	Borrower shall, to the extent necessary to comply with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

(d)	Borrower shall provide such information and certifications which Bank may reasonably request from time to time to evidence compliance with this Section 8.13.

8.14          Use of Proceeds. Borrower shall use all Advances under the Revolving Credit Note as set forth in Section 2.7.

8.15          Additional Collateral. With respect to any warehouse where assets of any Loan Party are held, Borrower shall cause the applicable Loan Party to deliver an executed bailee’s waiver for such location, in form and substance, acceptable to Bank.

9.	NEGATIVE COVENANTS.

Borrower covenants and agrees, until the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents, as follows:

9.1              Limitations on Debt. The Loan Parties shall not create, incur, assume or suffer to exist any Debt, except:

(a)	the Indebtedness and any renewals or refinancings thereof;

(b)	any Debt as described in Schedule 9.1(b) and any renewals or refinancings of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof or other payments made reducing the principal amount of such Debt) on substantially the same terms or terms that are not more burdensome on such Loan Party as in effect on the Effective Date and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence, renewal or refinancing thereof;

(c)	Debt incurred in connection with the acquisition, construction or improvement of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding $500,000 at any time outstanding, and any renewals or refinancing of such Debt, on substantially the same terms or terms that are not more burdensome on such Loan Party as in effect on the date of incurrence of such Debt and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence, renewal or refinancing thereof;

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(d)	the existing Subordinated Debt, and any renewals or refinancings thereof in amounts not exceeding the original principal amount thereof as of the Effective Date after giving effect to any payments made reducing the principal amount of the existing Subordinated Debt permitted under the existing Subordination Agreement plus the amount of any payable in kind interest, such renewals and refinancings being subject to the terms of the existing Subordination Agreement and the other provisions of this Agreement;

(d-1)	the Debt of Subsidiaries owed to Borrower to the extent permitted under Section 9.9(c-1) below;

(e)	Debt in respect of Hedging Contracts authorized as required under Section 8.9;

(f)	Guarantee Obligations to the extent permitted under Section 9.3;

(g)	Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations or to or for the benefit of any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Loan Parties’ industry and not, in the aggregate in excess of $250,000 at any time outstanding, plus the amount of any such appeal bonds required in connection with appeals relating to the Borrower’s pending litigation disclosed in Schedule 7.4; and

(h)	additional unsecured Debt of the Loan Parties not otherwise described above, such additional unsecured Debt to consist of Debt not in excess of $500,000 in aggregate principal amount at any one time outstanding, provided that no Default or Event of Default shall have occurred and be continuing at the time of incurring such Debt or shall result from the incurrence of such Debt.

9.2              Limitations on Mergers; Sales of Assets. The Loan Parties shall not enter into any merger or consolidation or sell, lease, assign, transfer, or dispose of all, substantially all, or any part of its assets, except:

(a)	leases or sales of Inventory leased or sold in the ordinary course of its business;

(b)	sales or other dispositions of obsolete, damaged or worn out property, or property no longer useful or useable in the conduct of any Loan Party’s business;

(c)	transfers of assets (i) to Borrower from another Loan Party, provided that each Loan Party which receives assets as permitted hereunder takes such actions as Bank may require to ensure that Bank shall have a perfected first priority Lien over such transferred assets, or (ii) expressly permitted by Sections 9.5, 9.6, 9.7, or 9.9(c-1);

(d)	leases or subleases to third parties of real property owned in fee or leased by any Loan Party or a disposition or assignment as lessor of a lease of real property or a non-exclusive license of intellectual property, in each case in the ordinary course of business;

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(e)	(i) mergers or consolidations of any Subsidiary of Borrower with or into Borrower (so long as Borrower shall be the continuing or surviving entity); and (ii) mergers or consolidations of any Subsidiary of Borrower with or into any other Subsidiary, so long as, if the non-surviving subsidiary is a Guarantor, the continuing or surviving entity is a Guarantor; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) and (ii) of this clause (e), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result therefrom and notice of such merger or consolidation is provided to Bank at least fifteen (15) Business Days prior to its consummation;

(f)	dispositions of cash or Cash Equivalents in the ordinary course of business;

(g)	the settlement, discount or compromise of receivables in connection with the collection thereof, provided that such settlement, discount or compromise shall be in the ordinary course of such Loan Party’s business and pursuant to customary and reasonable industry practices;

(h)	Other Asset Sales approved in writing by Bank; and

(i)	Asset Sales in any fiscal year with an aggregate book value of not greater than $500,000, provided that an Event of Default shall not have occurred and be continuing on the date of any such Asset Sale and an Event of Default shall not occur after giving effect to any such Asset Sale.

9.3              Limitation of Guarantee Obligations. The Loan Parties shall not guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (i) by endorsement for deposit in the ordinary course of business, (ii) guarantees in favor of Bank, (iii) guarantees set forth on Schedule 9.3, and (iv) guarantees of Debt of other Persons (including joint ventures) to the extent such guarantees constitute investments permitted under Section 9.9.

9.4              Limitations on Acquisitions. The Loan Parties shall not purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by such an acquisition.

9.5              Limitations on Liens. The Loan Parties shall not affirmatively pledge or mortgage any of its assets (including any property or revenue), whether now owned or hereafter acquired, or create, suffer or permit to exist any Lien, security interest in, or encumbrance thereon, except:

(a)	for the benefit of Bank;

(b)	the Permitted Liens;

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(c)	Liens described in Schedule 9.5(c) and continuations or renewals of such Liens, provided that such continuations or renewals do not extend to any additional property or assets of any Loan Party or secure any additional obligations, and that any Debt secured by such Liens satisfies the requirements of Section 9.1(b); and

(d)	Liens and security interests securing Debt permitted by Section 9.1(c) provided that (i) such Liens are created upon fixed or capital assets acquired, constructed or improved by Borrower after the Effective Date (including by virtue of a Capitalized Lease); (ii) any such Lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the acquisition, construction, improvement or leasing of the item of property subject thereto; (iii) the principal amount of the Debt or Capitalized Lease secured by such Lien does not exceed 100% of the fair value of the property at the time it was acquired; and (iv) the Lien or security interest does not cover any property other than such item of property; provided, however, that no such Lien shall be created over any owned real property of any Loan Party for which Bank has received a Mortgage or for which such Loan Party is required to execute a Mortgage pursuant to the terms of this Agreement.

9.6              Restricted Payments. The Loan Parties shall not declare or make, or permit any Loan Party to declare or make any dividends, payments or other distribution upon its stock or other ownership interests, as applicable, (whether in the form of cash, assets, properties, rights, obligations or securities) or purchase, redeem or acquire for value any shares of its stock or other ownership interests, as applicable, or any warrants, rights or options to acquire such shares or other ownership interests, as applicable, except:

(a)	dividends payable in the stock or other equity interests of any Loan Party, provided the issuance of such stock or other equity interests does not otherwise violate the terms of this Agreement; and

(b)	cash dividends by any Loan Party to Borrower;

provided, in the case of subparagraph (a) that no Default or Event of Default has occurred and is continuing or would result from the making of such dividend, distribution, repurchase, acquisition or redemption.

9.7              Transactions with Affiliates. Except as set forth on Schedule 9.7, the Loan Parties shall not enter into any transaction or series of transactions with any Affiliate other than (a) transactions expressly permitted under this Agreement, (b) employment arrangements and employee benefit plans entered into in the ordinary course of business, (c) transactions among the Loan Parties and their respective Subsidiaries, not involving other Affiliates, (d) customary director’s fees for directors of any Loan Party which are not employees, directors or officers of the holders of any Subordinated Debt, and are otherwise deemed to be “outside” directors, (e) equity issuances by Borrower, and (f) transactions on terms and conditions as favorable to the applicable Loan Party as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

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9.8              Acquisition or Creation of new Subsidiaries or Affiliates. Borrower shall not allow any Person to become a Subsidiary (other than a Foreign Subsidiary) of any Loan Party without the consent of the Bank. Borrower shall, with respect to each Person which becomes a Subsidiary (other than a Foreign Subsidiary) of any Loan Party subsequent to the date of this Agreement with the Bank's consent, promptly cause each such Subsidiary to execute and deliver to Bank, (i) a guaranty or joinder to guaranty, as applicable and (ii) a joinder to the Security Agreement, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Bank. All documents delivered under this Section 9.8 shall be, in form and substance, reasonably acceptable to Bank. In addition, Borrower shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect and ensure the first priority of the Liens required to be granted under this Section 9.8, subject to the Liens permitted under Section 9.5.

9.9              Limitations on Investments. The Loan Parties shall not make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except:

(a)	investments of surplus cash in Cash Equivalents;

(b)	sales on open account and in the ordinary course of business;

(c)	deposits made in the ordinary course of business in order to obtain goods or services in an aggregate amount not to exceed $250,000 at any one time;

(c-1)	intercompany loans or intercompany investments made by a Loan Party to or in any of its Subsidiaries; provided that, in the case of any intercompany loans or intercompany investments made by the Loan Parties in their Subsidiaries, the aggregate amount of which in any fiscal year of Borrower shall not exceed $1,000,000 and the aggregate amount from time to time outstanding in respect thereof shall not exceed $3,000,000.00; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany investment or result from such intercompany loan or intercompany investment being made and that any intercompany loans shall be pledged to Bank under the Security Agreement;

(d)	the investments listed on Schedule 9.9(d);

(e)	investments consisting of (i) prepaid expenses, (ii) negotiable instruments held for collection, (iii) lease, utility, workers’ compensation, performance and other similar deposits (iv) insurance claim receivables and (v) stock, obligations and securities received in satisfaction of judgments, foreclosure of Liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement or otherwise), provided, however, for those investments described in (iv) and (v) hereof, a first priority security interest is granted over such investments for the benefit of Bank; and

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9.10          Limitation on Other Restrictions. The Loan Parties shall not enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Loan Party to (a) pay or make dividends or distributions in cash or kind to Borrower, to make loans, advances or other payments of whatever nature to any Loan Party, or (b) make transfers or distributions of all or any part of its assets to any Loan Party, excluding: (i) usual and customary restrictions on subletting or assignment of any lease governing a leasehold interest of any Loan Party, and (ii) restrictions on the transfer of property which is the subject of an existing sale agreement which is permitted under this Agreement.

9.11          Prepayment of Debt. The Loan Parties shall not prepay, purchase, redeem or defease any Debt for money borrowed, excluding the Indebtedness.

9.12          Amendment of Debt Documents. The Loan Parties shall not amend, modify or otherwise alter any of the material terms and conditions of those documents or instruments evidencing or otherwise related to (a) any Debt set forth on Schedule 9.1(b), in a manner (i) that makes any term more onerous, restrictive or adverse to the applicable Loan Party or the rights of Bank under this Agreement or any other Loan Document, (ii) that would violate the terms and conditions of this Agreement, or (iii) that could reasonably be expected to have a Material Adverse Effect, and (b) the Subordinated Debt, except as permitted by the applicable Subordination Agreement.

9.13          Amendment to Organizational Documents. The Loan Parties shall not make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement, (ii) does not materially adversely affect the interest of Bank as creditor under this Agreement or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect; Borrower shall provide thirty (30) days prior written notice to the Bank of any amendment or other modification.

9.14          Change in Business. None of the Loan Parties shall (i) change its name, (ii) change its jurisdiction of incorporation or organization, or (iii) change its warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral or its books, in each case without at least thirty (30) days prior written notice to Bank and after Bank’s written acknowledgment that any reasonable action requested by Bank to continue the perfection of any Liens in favor of Bank in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

9.15          Limitation on Sale – Leaseback Transactions. The Loan Parties shall not enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property which has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

9.16          Fiscal Year and Accounting Principles. The Loan Parties shall not permit the fiscal year of Borrower and its Subsidiaries to end on a day other than June 30, nor permit any changes in its accounting principles without the consent of the Bank, except changes required by GAAP.

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9.17          [Reserved].

9.18          Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall at any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to Bank any certification or other evidence requested from time to time by Bank in its sole discretion, confirming the compliance of Borrower with this section.

10.	EVENTS OF DEFAULT.

10.1          Event of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)	non-payment when due of (i) the principal on the Indebtedness under this Agreement and/or the Notes, (ii) the interest on the Indebtedness under this Agreement and the Notes and the continuance thereof for three (3) days or (iii) any fees or other amounts payable by any Loan Party hereunder or under any other Loan Document and the continuance thereof for three (3) days;

(b)	default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 8.1(c), 8.3, 8.4, 8.5(a), 8.12 or Section 9 in its entirety;

(b-1)	default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 8.1(a), 8.1(b) and 8.1(d) and such failure shall continue for ten (10) days;

(c)	default in the observance or performance of any of the other conditions, covenants or agreements set forth herein and continuance thereof for thirty (30) days after written notice thereof to the Borrower by the Bank;

(d)	any representation or warranty made by any Loan Party herein or in any Loan Document proves untrue in any material adverse respect when made or deemed made;

(e)	default in the observance or performance of any of the conditions, covenants or agreements of any Loan Party set forth in any Loan Document or in any other agreement or instrument related to or connected with this Agreement or the Indebtedness and continuance thereof beyond any applicable periods of cure;

(f)	default in the payment of any other obligations of any Loan Party or Foreign Subsidiary to Bank for borrowed money and continuance thereof beyond any applicable period of cure, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any such obligations for borrowed money which continues beyond any applicable period of cure and which is sufficient to permit the Bank to accelerate the maturity of such obligations;

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(g)	default in the payment of any other obligations of any Loan Party to any Person other than Bank for borrowed money in an aggregate amount in excess of $100,000 individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any such obligations for borrowed money in an aggregate amount in excess of $100,000, individually or in the aggregate, which continues beyond any applicable period of cure;

(h)	judgments (not covered by insurance from a solvent insurer who is defending such action without reservation of rights) for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against any Loan Party and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party to enforce such judgment;

(i)	the occurrence of any event, which is determined by the PBGC to constitute grounds for termination by the PBGC of any Pension Plan or for the appointment of a trustee (in the case of a Pension Plan, by the appropriate United States District Court) to administer such plan, and such event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or any Loan Party; or the institution of proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee to administer such plan; or the appointment of a trustee (in the case of a Pension Plan by the appropriate United States District Court) to administer any such Pension Plan;

(j)	except as specifically permitted hereby, any Loan Party shall be dissolved or liquidated, or any judgment, order or decree dissolving or liquidating a Loan Party or a Foreign Subsidiary shall be entered; or a creditors’ committee shall have been appointed for the business of any Loan Party or any Foreign Subsidiary; or any Loan Party or any Foreign Subsidiary shall have made a general assignment for the benefit of creditors; or a petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors is filed by or against any Loan Party or any Foreign Subsidiary and, if filed against a Loan Party or any Foreign Subsidiary, shall not have been dismissed within sixty (60) days; or any Loan Party or any Foreign Subsidiary shall fail to pay, or shall admit in writing its inability or refusal to pay, its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or any Loan Party or any Foreign Subsidiary shall file an answer to a creditor’s petition or other petition filed against it in any bankruptcy or insolvency proceeding admitting the material allegations thereof; or any Loan Party or any Foreign Subsidiary shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets, or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of any Loan Party or any Foreign Subsidiary, as applicable) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party or any Foreign Subsidiary shall not have been reversed or dismissed within sixty (60) days; or any Loan Party or any Foreign Subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

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(k)	Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any Collateral;

(l)	Borrower’s business is interrupted or suspended for a period of thirty (30) days or more;

(m)	any Loan Party loses any of its right, title, and interest in any patents, patent licenses, copyrights, copyright licenses, trademarks, trademark licenses, trade secrets, registrations, goodwill, franchises, permits, proprietary information, customer lists, designs, inventions or other intellectual property and proprietary rights, the loss of which could have a Material Adverse Effect;

(n)	(i) any provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party (other than in accordance with the terms thereof) or, in the case of any Subordination Agreement, any applicable Subordinated Lender, (ii) the validity, binding effect or enforceability thereof shall be contested by any Loan Party or any Foreign Subsidiary or by, in the case of any Subordination Agreement, any applicable Subordinated Lender, (iii) any Loan Party or, in the case of any Subordination Agreement, any applicable Subordinated Lender, shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to Bank the benefits purported to be created thereby, or (iv) the death of any Guarantor that is a natural person;

(o)	Borrower fails to comply with or to perform any term, obligation, covenant or condition contained in or the occurrence or existence of any event of default, termination event or other similar event under or with respect to any Hedging Contract; or

(p)	Bank reasonably determines that a material adverse change has occurred with respect to (a) Borrower’s financial condition, results of operations, business or prospects, (b) Borrower’s ability to pay the Indebtedness in accordance with the terms thereof, or (c) the value of the Collateral, or the priority of Bank’s lien on any Collateral.

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10.2          Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder:

(a)	Bank may declare the entire unpaid principal Indebtedness, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower;

(b)	Upon the occurrence of any Event of Default specified in subsection 10.1(j), above, and notwithstanding the lack of any declaration by Bank, the entire unpaid principal Indebtedness shall become automatically and immediately due and payable; and

(c)	Bank may exercise any remedy permitted by this Agreement, the other Loan Documents or law.

10.3          Application of Proceeds. All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the Collateral and by all other security interests, mortgages, Liens, claims, and encumbrances now and from time to time hereafter granted by any Loan Party to Bank. Upon the occurrence and during the continuance of an Event of Default, to the extent permissible under applicable law, Bank may in its sole discretion apply the Collateral to any portion of the Indebtedness. Bank may apply to any court of competent jurisdiction for, and obtain appointment without bond of, a receiver for the Collateral and any other assets or business of the Borrower and with respect to any sale of Collateral consisting of real estate. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement or any of the other Loan Documents shall be applied by Bank, first upon all expenses authorized by the Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to the applicable Loan Party or to such other Person or Persons as may be entitled thereto under applicable law. Borrower shall remain liable for any deficiency, which Borrower shall pay to Bank immediately upon demand.

10.4          Rights Cumulative. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Borrower.

10.5          Set-Off. Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to Borrower (any requirement for such notice being expressly waived by Borrower), set off and apply against the Indebtedness, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower, irrespective of whether or not such deposits held or indebtedness owing by Bank may be contingent and unmatured and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness. Promptly following any such setoff, Bank shall give written notice to Borrower of the occurrence thereof. Borrower hereby grants to Bank a Lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement. The rights of Bank under this Section 10.5 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

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10.6          Waiver of Defaults. No Event of Default may be waived by Bank except in a writing signed by an officer of Bank. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of its rights by Bank. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Bank in enforcing any of its rights shall constitute a waiver of any of its rights. Borrower expressly agrees that this Section 10.6 may not be waived or modified by Bank by course of performance, estoppel or otherwise.

10.7          Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Note or any of them, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

11.	MISCELLANEOUS.

11.1          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns, except that neither the credit provided for under this Agreement nor any part thereof nor any obligation of Bank hereunder shall be assignable or otherwise transferable by Borrower, and no assignment by Borrower of its rights or duties hereunder shall be made (or be effective) in either case, without the prior written approval of Bank.

11.2          Attorney Fees and Expenses. Borrower agrees to pay all costs, expenses (including reasonable attorneys’ fees), and disbursements incurred by Bank on Borrower’s behalf (a) in all efforts made to enforce payment of the Indebtedness or effect collection of any Collateral, (b) in connection with entering into, modifying, amending, and enforcing this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on Bank’s security interest in any Collateral or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Bank’s transactions with Borrower, or (e) in connection with any advice given to Bank with respect to its rights and obligations under this Agreement and all related agreements. Expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with: (t) appraisals and insurance reviews; (u) environmental examinations and reports; (v) field examinations and the preparation of reports based thereon; (w) the fees charged by a third party retained by Bank or the internally allocated fees for each Person employed by Bank with respect to each field examination; (x) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Bank; (y) taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) the recording of any mortgages, filing of any financing statements and continuations, and other actions to perfect, protect, and continue Bank’s security interests; (z) sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and (aa) forwarding loan proceeds, collecting checks and· other items of payment, and costs and expenses of preserving and protecting the Collateral.

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11.3          Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

11.4          Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.4. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received (receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Borrower shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Borrower:

Address:

47827 Halyard Drive

Plymouth, Michigan 48170

Attention: President

Fax No.: (734) 414-4800

With a copy to:

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48243

Attn: Thomas S. Vaughn, Esq.

Telephone: (855) 252-7985

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To Bank:

Chemical Bank

17900 Haggerty Road

Livonia, Michigan 48152

Attention: Robert A. Rosati

With a copy to:

Bodman PLC

1901 St. Antoine Street

6th Floor at Ford Field

Detroit, MI 48226

Attention: Scott P. Gyorke, Esq.

11.5          Law of Michigan; Consent to Jurisdiction. This Agreement and the Notes have been delivered at Troy, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Borrower and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court sitting in the Eastern District of Michigan or Michigan state court sitting in Oakland County, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Borrower and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any such court by the delivery of copies of such process to Borrower at its respective address specified herein or by certified mail directed to such address or such other address as may be designated by Borrower in a notice to the other parties that complies as to delivery with the terms of Section 11.4. Nothing in this Section shall affect the right of Bank to serve process in any other manner permitted by law or limit the right of Bank to bring any such action or proceeding against any Loan Party or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

11.6          Amendment and Waiver. No amendments or waiver of any provisions of this Agreement nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Bank and Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

11.7          Payments.

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(a)	All sums payable by Borrower to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.4 hereof in immediately available United States funds, without set off, deduction or counterclaim; and

(b)	Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be a Default or an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of a Default or an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Borrower. Upon the occurrence and during the continuance of an Event of Default, Borrower agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

11.8          Interest. In the event Borrower’s obligation to pay interest on the principal balance of any Note is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable to such Note shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

11.9          Waiver of Consequential, Indirect, Special and Punitive Damages. The Borrower hereby agrees to waive its right to make a claim against the Bank for consequential, indirect, special or punitive damages (a) based upon or arising out of this Agreement, or the other Loan Documents, or (b) arising from any banking relationship existing in connection with this Agreement. The Borrower acknowledges that this waiver is a material inducement for the Bank to enter into or continue a business relationship with the Borrower. The Borrower further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its right to make any claim for consequential, indirect, special or punitive damages following consultation with its legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement and the other Loan Documents.

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11.10      WAIVER OF JURY TRIAL. The parties acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived. Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall be in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Agreement, the Loan Documents, or the relationship among the parties, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury.

11.11      Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts together shall constitute but one and the same instrument.

11.12      Complete Agreement; Conflicts. This Agreement, the Notes and any Requests for Advance hereunder, and the other Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

11.13      Severability. In case any one or more of the obligations of any Loan Party under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

11.14      Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

11.15      Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank, and those covenants and agreements of the Borrower set forth in Sections 11.2 and 11.16 (together with any other indemnities of any Loan Party contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the repayment in full of the Indebtedness and the termination of any obligation of Bank to extend credit to Borrower, and any termination of the Loan Documents, or any of them, in connection with any payoff of the Indebtedness.

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11.16      Indemnification.

(a)	Borrower agrees to indemnify and hold Bank harmless from all loss, damage, liability and reasonable expenses and costs, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Bank by reason of any breach of any representation or warranty, covenant or agreement of the Loan Parties in this Agreement or the other Loan Documents, including the occurrence of any Default or an Event of Default, or by reason of enforcing the obligations of any Loan Party or the Subordinated Lenders under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 11.16(a), as determined by a court of competent jurisdiction by final and non-appealable judgment; and

(b)	Borrower agrees to defend, indemnify and hold harmless Bank, and its respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, reasonable costs or reasonable expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Bank in connection with the violation of Environmental Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Person seeking indemnification, as the case may be, as determined by a court of competent jurisdiction by final and non-appealable judgment) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Loan Party in violation of or non-compliance with applicable Environmental Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Environmental Laws from all or any portion of any premises owned by any Loan Party, (v) complying or coming into compliance with all Environmental Laws applicable to the Loan Parties or premises owned or operated by the Loan Parties and/or (vi) any violation of Environmental Laws applicable to the Loan Parties or premises owned or operated by the Loan Parties. The obligations of Borrower under this Section 11.16(b) shall be in addition to any and all other obligations and liabilities Borrower may have to Bank at common law or pursuant to any other agreement.

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11.17      Patriot Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account or establishes a relationship with Bank.

What this shall mean: When a Person opens an account or establishes a relationship with Bank, Bank may ask for the name, address, date of birth, and other information that will allow the Bank to identify the Person who opens an account or establishes a relationship with Bank. Bank may also ask to see identifying documents for the Person.

[Signatures on following page]

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WITNESS the due execution hereof as of the day and year first above written.

PERCEPTION, INC.

By:	/s/ David L. Watza
Name:	David L. Watza
Title:	President, Chief Executive Officer
and Chief Financial Officer

CHEMICAL BANK

By:	/s/ Robert A. Rosati
Name:	Robert A. Rosati
Title:	Managing Director

[Signature Page to Loan Agreement (14911371)]